EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated May 4, 2026 with an effective date of May 4, 2026 (the “Agreement”), is by and between Anavex Life Sciences Corp. (the “Company” or “Anavex”), and Terrie Kellmeyer, PhD (the “Employee”). The Company and the Employee are referred to each individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties executed that certain employment agreement dated September 13, 2023 and effective October 1, 2023 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend and restate the Original Agreement as described below;

WHEREAS, the Company desires to employ and retain the Employee in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Employee wishes to be employed by the Company and desires to provide her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company expends significant time and expense on an ongoing basis in supporting its employees, including the Employee; and

WHEREAS, the Company is clinical-stage biopharmaceutical company engaged in the development of novel drug candidates to treat Alzheimer’s disease, other CNS diseases and various types of cancer (the “Business”); and

WHEREAS, in the course of the Employee’s employment by the Company, the Employee may receive, be taught or otherwise have access to items and information associated with the Business such as technical and non-technical information relating to the Company’s products, research, processes, methods, correspondence, records, clinical data, protocols, specifications, technique, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Employee do hereby agree as follows:

AGREEMENT

1.       Adoption of Recitals. The Company and Employee adopt the above recitals as being true and correct.

2.       Employment. Employee’s employment with the Company shall commence on May 4, 2026 (the “Start Date”) and continue thereafter until terminated by either Party. Employee’s employment shall be at will, meaning that either Employee or the Company can terminate this Agreement for any reason with or without cause. The period commencing on the Start Date and running through the Date of Termination (as defined below) shall be referred to as the “Employment Period.”

(a)       Position and Duties. The Employee shall serve as Interim Chief Executive Officer for the Company until a permanent Chief Executive Officer is appointed by the Board (or, if earlier, the date Executive’s employment is terminated by either Party for any reason) and shall perform the executive and administrative duties, functions and privileges incumbent with the position of Interim Chief Executive Officer and such other duties as reasonably determined by the Board of Directors of the Company (the “Board”) from time to time. Upon the appointment by the Board of a permanent Chief Executive Officer, Employee shall become Senior Vice President of Clinical Development of the Company or such other executive role as determined by the Board.

(b)       The Employee will report to the Board. The Employee’s authority is subject to approval by the Board.

(c)       The Employee agrees to serve the Company faithfully, conscientiously and to the best of her ability, and to devote all of her business time to the business and affairs of the Company (and, if requested by the Board, any subsidiary or affiliate of the Company) so as to promote the profit, benefit and advantage of the Company and, if applicable, any subsidiaries or affiliates of the Company. The Employee shall fulfill her duties of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure the business, interests or reputation of the Company. The Employee’s employment is subject to compliance with all the Company’s policies, including the Business Code of Conduct & Ethics Policy, all as may be amended from time to time.

(d)       Notwithstanding the foregoing, for thirty (30) days following the Start Date, the Employee may provide consulting services to Aardvark Therapeutics, Inc. solely in connection with matters mutually agreed upon by the Parties (the “Consulting Services”); provided, however, that (i) the Employee may not provide such consulting services in excess of eight (8) hours per week, and (ii) the Employee acknowledges and agrees that the Consulting Services shall not interfere with her duties and responsibilities as the Interim Chief Executive Officer of the Company, including, but not limited to, the duties and responsibilities under this Agreement.

(e)       During the Employment Period, the Employee’s principal place of employment shall be at the Employee’s Home office in California. The Employee acknowledges, however, that significant domestic and international travel may be required as part of her duties hereunder; and the Employee agrees to undertake such travel as may be reasonably required by the business of the Company from time to time.

3.	Compensation.

(a)       Base Salary. During the Employment Period, the Company shall pay to the Employee an annual base salary (“Base Salary”) of Five Hundred Thousand Dollars ($500,000), payable by the Company and payable in accordance with the Company’s payroll schedules throughout the term of such employment, subject to the provisions of Section 4 hereof (governing Terminations), and subject to any applicable tax and payroll deductions; provided, however, that in the Company’s sole discretion, based on factors such as the market and the Employee’s job performance, salary increases may be made. There, however, is never a guarantee of an increase in Base Salary. Salary decreases may be made through a written modification of this Agreement executed and signed by the Parties.

(b)	Annual Bonus.

(i)       At the sole discretion of the Company, the Company may award the Employee a bonus (“Annual Bonus”) that reflects and rewards the contributions of the Employee to the Company’s business and success.

(ii)       Any Annual Bonus is awarded at the option of the Company based upon individual and Company milestones. The Employee’s bonus target for her Annual Bonus is anticipated to be 30% of her Base Salary. Annual Bonuses are not deemed earned and accrued until the Board awards the Annual Bonus.

(iii)       Annual Bonuses that are not earned and accrued are deemed waived if the Employee’s employment terminates for any reason prior to the Board awarding the Annual Bonus.

(c)       Signing Bonus. The Employee shall be paid a one-time cash signing bonus of One Hundred and Fifty Thousand Dollars ($150,000) (the “Signing Bonus”), payable in accordance with the Company’s standard payroll procedures and due on the first payroll date following the Start Date. In the event the Employee’s employment is terminated due to the Employee’s voluntary resignation for any reason within twelve (12) months following the Start Date, the Employee shall promptly repay the Signing Bonus to the Company following the date of the Employee’s voluntary resignation.

(d)       Other Benefits. During the Employment Period, the Employee shall be entitled to participate in such employee benefit plans, programs or arrangements (collectively the “Plans”), implemented by the Company and available to similarly situated employees of the Company such as Medical, Dental, Short Term Disability, Long Term Disability, Life Insurance, and 401(k). The Company shall have the right, from time to time and in its sole discretion, to modify and amend the benefits provided to its similarly situated employees, including the Employee, consistent with the provisions herein.

(e)	Fringe benefits.

(i)       Business Expenses. During the Employment Period, subject to approval by the Company, the Company shall pay for directly or reimburse the Employee for all reasonable, customary and necessary business-related expenses incurred by the Employee in connection with the duties of the Employee hereunder, upon submission by the Employee to the Company of such written evidence of such expense as the Company may require. Any disputes as to the eligibility of an expense for reimbursement shall be resolved in the sole discretion of the Board.

(ii)       Paid Time Off. During the Employment Period, the Company agrees that the Employee shall earn four (4) weeks (twenty (20) business days) of Paid Time Off (“PTO”) per calendar year for use as the Employee sees fit, provided that such PTO intended for use as vacation time shall be taken at times mutually agreeable to the Employee and Company and otherwise pursuant to applicable workplace policies governing the use of PTO. If at the end of the calendar year, the Employee has accrued PTO that she did not use, the Employee shall be permitted to carry forward up to forty (40) hours of unused PTO. The Employee shall further be entitled to paid holidays and authorized leaves (paid and unpaid) in accordance with the policies of the Company then in effect for its senior executives. At all times, irrespective of the reason for the use, the Employee’s use of PTO shall be consistent with the applicable workplace policies.

(iii)	Long-Term Compensation.

(1)       The Employee shall be awarded Two Hundred Thousand (200,000) stock options (the “Options”) at a meeting of the Company’s Compensation Committee, as soon as reasonably practicable following the Start Date. The Options shall be subject to the terms and conditions (including the vesting terms) set forth in the Anavex Life Sciences Corporation 2022 Stock Option Plan and an award agreement thereunder.

(2)       The Company agrees that if Anavex is subject to a Change in Control, then 100% of the remaining unvested Options will immediately vest with no restrictions on purchase or sale (other than as legally required per statute or other applicable regulation). “Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity in which the Company is not the servicer’s company, (b) the dissolution, liquidation or winding up of the Company, (c) the closing of the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets in one transaction or a series of related transactions or (d) the closing of the transfer of the Company’s outstanding securities, in one transaction or a series of related transactions, to a person or group of affiliated persons if, after such closing, such person or group of affiliated persons would hold a majority of the voting power of the capital stock of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a Change in Control if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

(iv)       Nothing paid to the Employee under any of the Company Plans or fringe benefit arrangements shall be deemed to be in lieu of Base Salary payable to the Employee hereunder.

(v)       Recovery of Incentive Compensation. Notwithstanding anything herein to the contrary, the Employee agrees that incentive compensation payable to the Employee under this Agreement or otherwise shall be subject to any clawback policy adopted or implemented by the Company in respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time, or in respect to any other applicable law, regulation or Company policy.

4.	Termination.

(a)       Termination for Cause. The Company may terminate the Employee for Cause, by giving written Notice of Termination to Employee. For purposes hereof, “Cause” shall mean: (i) the Employee’s failure to perform and discharge the duties and responsibilities of the Employee under this Agreement after receiving written notice and allowing the Employee ten (10) business days to cure such failures, if so curable, (provided, however, that after one such notice has been given to the Employee during the Employment Period, the Company is no longer required to provide time to cure subsequent failures under this Subsection 4(a)(i)); or (ii) any breach by the Employee of the provisions of Sections 5, 7 and/or 8 hereof; or (iii) misconduct which, in the opinion and sole discretion of the Company, is injurious to the Company; or (iv) felony conviction involving the personal dishonesty or moral turpitude of the Employee; or (v) engagement in illegal drug use or alcohol abuse which in the sole discretion of the Company prevents the Employee from performing her duties in any manner; or (vi) any misappropriation, embezzlement or conversion of the Company’s or any of its parent’s, subsidiary’s or affiliate’s property by the Employee; or (vii) willful misconduct or breach of fiduciary duty by the Employee in respect of the duties or obligations of the Employee under this Agreement.

(b)       Termination by the Company without Cause. The Company may terminate this Agreement and the Employee’s employment without Cause at any time.

(c)       Termination by the Employee. The Employee may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

(d)	Obligations Upon Termination.

(i)       Termination for Cause. In the event that the employment of the Employee is terminated pursuant to Subsection 4(a), no Compensation (as set forth in Section 3 above), no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Employee (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to the Date of Termination). Any outstanding stock option (including the Options) or other stock awards held by Employee as of the Date of Termination shall be subject to the terms of the applicable plan documents and any award agreements.

(ii)	Termination by the Company without Cause.

(1)       In the event that the employment of the Employee is terminated pursuant to Subsection 5(b), then the Company shall pay to the Employee an amount equal to the Base Salary, vacation pay, and any other accrued unpaid compensation fully earned by and payable to the Employee up to the Date of Termination; and the Company shall continue to provide the Employee the Employee’s Base Salary for a period equal to the greater of (x) six (6) months following such Date of Termination and (y) the twelve (12) month anniversary of the Start Date.

(2)       Payments to the Employee will be subject to and conditioned upon the Employee signing and delivering, without revoking, to the Company a full and final release of claims (in a form satisfactory to the Company) within sixty (60) days following the Employee’s termination. Payments under this Subsection 4(d)(ii) will be made in accordance with the Company’s standard payroll procedures and beginning on the first payroll date following the Date of Termination.

(3)       Any outstanding stock option (including the Options) or other stock awards held by Employee as of the Date of Termination shall be subject to the terms of the applicable plan documents and any award agreements.

(iii)       Termination by the Employee. In the event that the employment of the Employee is terminated pursuant to Subsection 4(c), no Compensation (as set forth in Section 3 above), no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Employee (except solely such Base Salary or other payments as may have been accrued but not yet paid prior to the Date of Termination). The Company may opt to accept Employee’s resignation and have Employee cease providing services to the Company prior to the expiration of the thirty (30) day notice-period. If the Company waives the thirty (30) day notice-period, the Date of Termination shall be deemed to occur on the final date Employee actually provided services to the Company. Any outstanding stock option (including the Options) or other stock awards held by Employee as of the Date of Termination shall be subject to the terms of the applicable plan documents and any award agreements; provided, however, that in the event the employment of the Employee is terminated pursuant to Subsection 4(c) prior to the twelve (12) month anniversary of the Start Date,the Options, whether or not vested, shall be forfeited, without consideration, upon such Date of Termination.

(d)       Notice of Termination. A “Notice of Termination” to effectuate a termination under this Section 4 shall be made in accordance with the Notice provision defined in Section 6. For purposes of this Agreement, a Notice of Termination shall mean a notice, in writing, which shall indicate the Date of Termination. The Date of Termination shall not be earlier than the date such Notice of Termination is delivered (as defined above); provided however, that the Company, at its option, may elect to have the Employee not report to work after the date of the written notice.

(e)       Date of Termination. “Date of Termination” means the date on which this Agreement shall terminate in accordance with the provisions of this Section 4.

5.	Restrictive Covenants.

(a)	Definitions.

(i)       The term “Anavex” for purposes of Section 5 of this Agreement shall mean Anavex Life Sciences Corp. and its affiliated and related entities including, but not limited to, all of its subsidiaries and joint ventures. It is understood that any affiliated or related entities of Anavex are intended third-party beneficiaries of the provisions of this Agreement.

(ii)       The term “Confidential Information” shall include, but not be limited to, (i) all technical and non-technical information relating to Anavex’s pharmaceutical products, research, processes, methods, equipment, products, business practices, and/or clinical trials; Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which Anavex deals with Vendors and supplier or prospective Vendors or suppliers; employee and independent contractor lists; Anavex’s sources of supply; Anavex’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Inventions as defined below; future Anavex business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about Anavex’s executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to Anavex or relating to Anavex’s business and/or affairs; and (ii) any information that is of value or significance to Anavex that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of Anavex nor intended by Anavex for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Employee), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, or (c) any information not otherwise considered by the Board to be Confidential Information.

(iii)       The term “Customer” shall mean any person or entity which has purchased products from Anavex, entered into any contract for products with Anavex, and/or entered into any contract for the distribution of any products with Anavex within the one (1) year immediately preceding the termination of the Employee’s employment with Anavex for whatever reason.

(iv)       The phrase “directly or indirectly” shall include the Employee either on her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

(v)       The term “Prospective Customer” shall mean any person or entity which has expressed interest in purchasing products from Anavex, expressed interest in entering into any contract for products or services with Anavex, and/or expressed interest in entering into any contract for the distribution of any products with Anavex within the one (1) year immediately preceding the termination of the Employee’s employment with Anavex for whatever reason.

(vi)       The term “Restricted Period” shall mean the Employment Period and the twelve (12) months immediately following termination of the Employee’s employment with Anavex for any reason.

(vii)       The term “Vendor” shall mean any supplier, person or entity from which Anavex has purchased products or services during the one (1) year immediately preceding the termination of the Employee’s employment with Anavex for whatever reason.

(b)       Non-Solicitation of Employees or Independent Contractors. During the Restricted Period, the Employee shall not, directly or indirectly, solicit or attempt to induce any employee of Anavex or independent contractor engaged and/or utilized by Anavex in any capacity to terminate her employment with, or engagement by, Anavex. Likewise, during the Restricted Period, the Employee shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of Anavex or independent contractor engaged and/or utilized by Anavex in any capacity.

(c)       Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Restricted Period, the Employee shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of the duties of the Employee as an employee of Anavex, disclose or use for the benefit of herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of Anavex. If the Employee is legally required to disclose any Confidential Information or trade secrets, the Employee will notify Anavex prior to doing so by providing Anavex with written notice ten (10) business days in advance of the intended or compelled disclosure. If disclosure is required sooner than ten (10) days, the Employee must provide Anavex with Notice immediately upon learning that disclosure is sought and before disclosure is required or compelled. Notice shall be provided as defined in Section 6 below.

(d)       Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i)        is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)       is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(i)       files any document containing the trade secret under seal; and

(ii)      does not disclose the trade secret, except pursuant to court order.

(e)       Need for Restrictions. The Employee acknowledges and agrees that each of the restrictive covenants contained in this Section 5 is reasonable and necessary to protect the legitimate business interests of Anavex, including, without limitation, the need to protect Anavex’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors and agents. The Employee also acknowledges and agrees, as set forth in Subsection 5(g) below, that Anavex may obtain a temporary, preliminary and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in this Section 5. The Employee also acknowledges and agrees that, if her future employment’s job duties would inevitably cause her to disclose Confidential Information or trade secrets of Anavex, Anavex may seek to protect its legitimate business interests by enjoining her from working in that future position.

(f)	Proprietary Rights.

(i)       Ownership. Anavex shall own all right, title and interest in and to all documentation, manuals, materials, creative works, methods, techniques, compositions, ideas, recipes, creations, improvements, inventions, computer programs and data, system documentation, special hardware, product hardware, related software development, correspondence, letters, notes, notebooks, reports, flowcharts, proposals, know-how and other information, in any medium whatsoever (including, without limitation, any Confidential Information, trade secrets and all software, software code, processes, copyrights, patents, technologies and inventions (collectively, “Inventions”), including, without limitation, new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by the Employee during her employment by Anavex (including her employment with Anavex prior to the date hereof), provided that such Inventions grew out of the Employee’s work with Anavex, are related in any manner to the Business, as such term is defined in the Recitals, or are conceived or made on Anavex’s time or with the use of Anavex’s facilities or materials). The Employee acknowledges and agrees that any of her work product created, produced or conceived in connection with her association with Anavex shall be deemed work for hire and shall be deemed owned exclusively by Anavex.

(ii)       Employee’s Obligations. The Employee shall (i) promptly disclose such Inventions to Anavex; (ii) assign to Anavex, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) execute and deliver all documents required by Anavex to document or perfect Anavex’s proprietary rights in and to Anavex’s work product; and (iv) give testimony in support of her inventorship. The Employee shall deliver all Confidential Information, trade secrets and/or Inventions to Anavex upon Anavex’s request, and, in any event, immediately upon termination of the Employee’s employment by Anavex.

(iii)       Employee’s Restrictions. The Employee acknowledges that the Confidential Information, trade secrets and/or Inventions constitute valuable trade secrets of Anavex. The Employee shall not infringe or violate any trade secret or other proprietary right of Anavex related to the Confidential Information, trade secrets and/or Inventions, and shall not own, apply for or otherwise attempt to obtain, on behalf of the Employee or others, any proprietary right in any Confidential Information, trade secrets and/or Inventions, which Anavex owns or has a right to own, in which Anavex has an interest and/or to which Anavex has title.

(iv)       Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Employee of any restrictive covenant set forth in this Section 5, the Employee agrees that such a breach or threatened breach would cause irreparable injury to Anavex, and that, if Anavex shall bring legal proceedings against the Employee to enforce any restrictive covenant, Anavex shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond, damages, attorneys’ fees, and costs.

(g)       Successors and Assigns. Anavex and its successors and assigns may enforce these restrictive covenants.

(h)       Construction, Survival. If the period of time, area, or scope of restriction specified in this Section 5 should be adjudged unreasonable in any proceeding, then the period of time, area, or scope shall be reduced so that the restrictions may be enforced as is adjudged to be reasonable. If the Employee violates any of the restrictions contained in this Section 5, the restrictive period shall be tolled during the time that the Employee is in violation. All the provisions of this Section 5 shall survive the term of this Agreement and the Employee’s employment with Anavex.

6.       Notice. For the purpose of this Agreement, notices and all other communications to either Party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when: (a) delivered in person, mailed by certified mail, return receipt requested or recognized overnight delivery service and (b) transmitted via electronic mail.

If to Anavex:                                          Anavex Life Sciences Corp.

630 5th Ave, 20th Floor
New York, NY 10111
Telephone: (212) 332 4449

Attention: Sandra Boenisch

E-mail: sboenisch@anavexcorp.com

With a copy to:                                     Simpson Thacher & Bartlett LLP
425 Lexington Avenue

New York, NY 10017
Attention: Laurence M. Moss
Telephone: (212) 455-2280

E-mail: larry.moss@stblaw.com

If to the Employee:                               Terrie Kellmeyer, PhD.

or to such other address as either party shall designate by giving written notice of such change to the other party.

7.       Return of the Company’s Property. All of the Company’s and its subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, data and databases, clinical trial protocols, project agreements, product literature, notebooks, textbooks, e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Employee while in the employ of the Company, whether prepared by the Employee or coming into the Employee’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the Board. The Employee also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the Board. The Employee’s obligations under this Section 7 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The Parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Employee shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Employee in any form. If the Company has a good faith basis for suspecting that Employee has retained documents, property or information in violation of this provision, if requested, the Employee is obligated to provide the Company and/or its agent with access to the Employee’s laptop(s), external drive(s), computer(s), flash drive(s) and/or removable media to ensure all property of the Company or its subsidiaries and affiliates has been returned, and Employee is not retaining copies of the documents or property without the Company permission.

8.	Prior Agreements.

(a)       The Employee represents to the Company (1) that there are no restrictions, agreements, or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the Employee’s execution of this Agreement or employment hereunder, (2) that the Employee’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Employee is a party or by which the Employee is bound, and (3) that the Employee is free and able to execute this Agreement and to enter into employment by the Company. The Employee further represents and agrees that she will not bring with her, disclose or otherwise use any confidential, proprietary or trade secret information acquired from any prior employer, whether that information was created by the Employee or others. A written or oral notice or complaint that Employee breached this provision or violated a restrictive covenant or an agreement not to disclose Confidential Information shall subject the Employee, at the Company’s sole discretion, to immediate termination with Cause. The Employee also agrees to fully indemnify the Company for any and all damages, costs and/or attorney’s fees incurred by the Company that arise from any claims that were related to the Employee’s alleged or actual breach of a restrictive covenant or an agreement not to disclose Confidential Information.

(b)       The Parties mutually acknowledge and agree that any prior offer letters and/or employment agreements between and among the Company or any affiliate or subsidiary and the Employee, including, but not limited to, the Original Agreement are declared null and void with no legal effect, and the Employee will take nothing from any such prior agreements, including any right to any severance or termination benefits.

9.       Specific Performance. It is agreed that the rights granted to the Parties hereunder are of a special and unique kind and character and that, if there is a breach by any Party of any material provision of this Agreement, the other Party would not have any adequate remedy at law. It is expressly agreed, therefore, that the rights of the Parties hereunder may be enforced by an action for specific performance and other equitable relief without the Parties posting a bond, or, if a bond is required, the Parties agree that the lowest bond permitted shall be adequate.

10.       Further Assurances. Each of the Parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the Parties hereto.

11.       Right to Review and Seek Counsel. The Employee acknowledges that she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Employee represents and warrants to the Company (a) that she has sought such independent counsel and advice as she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

12.       Waiver/Amendments. The waiver by the Company of a breach or threatened breach of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing signed by Employee and such officer as may be specifically authorized by the Board.

13.       Entire Agreement. This Agreement contains the entire understanding of the Parties and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties and/or their affiliates. The Employee acknowledges that she has not relied on any prior or contemporaneous discussions or understandings in entering into this Agreement.

14.       Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each Party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting Party in any interpretation of this Agreement.

15.       Governing Law. This Agreement shall be governed and construed m accordance with the laws of the State of California without regard to conflicts of law.

16.       Headings and Captions. The titles and captions of paragraphs, sections, subparagraphs and subsections contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

17.       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.       Survival. The provisions of this Agreement shall not survive the termination of the Employee’s employment hereunder, except that the provisions of (i) Section 4 hereto relating to post-termination payment obligations; (ii) Section 5 hereto relating to the restrictive covenants;

(iii)       Section 7 hereto relating to return of the Company’s property; and (iv) Section 21 relating to jurisdiction, venue and waiver of personal service shall remain binding upon the Parties.

19.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Employee agrees that this Agreement may be assigned by the Company without Employee’s consent. This Agreement is not assignable by the Employee.

20.       Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument. This Agreement, and the counterparts thereto, may be executed by the Parties using their respective signatures transmitted via facsimile machines or via electronic mail.

21.       Indemnification. The Company and the Employee shall enter into an indemnification agreement, in substantially the form attached hereto as Appendix A, on the execution date of this Agreement.

22.       Jury Trial Waiver, Arbitration. ALL ISSUES, MATTERS AND DISPUTES BETWEEN THE PARTIES’ EMPLOYMENT RELATIONSHIP OR TERMINATION OF THAT RELATIONSHIP, INCLUDING THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT, SHALL BE SUBMITTED TO AND DECIDED BY BINDING

ARBITRATION IN NEW YORK, NY. Employee agrees, on behalf of herself and her agents or assigns that, except as otherwise provided in this paragraph, all potentially litigable claims or controversies arising out of this Agreement, Employee’s employment with the Company, or the termination of that employment, shall be submitted to final and binding arbitration in New York, NY pursuant to the Federal Arbitration Act. Said arbitration will be conducted before a mutually acceptable arbitrator with the American Arbitration Association (“AAA”) under the AAA Employment Arbitration Rules and Mediation Procedures. If the Parties cannot agree upon an arbitrator, the claim or controversy shall be arbitrated by a single arbitrator selected in accordance with the applicable AAA rules. This Agreement to arbitrate covers all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court or agency under applicable federal, state, or local laws, arising out of or relating to Employee’s employment with the Company and the termination thereof, including claims Employee may have against the Company or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that the Company may have against Employee. The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages, or other compensation due, claims for wrongful termination (constructive or actual), claims for whistle blowing, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, national origin, alienage or citizenship status, creed, religion, marital status, partnership status, military status, predisposing genetic characteristics, medical condition, psychological condition, mental condition, criminal accusations and convictions, disability, sexual orientation, or any other trait or characteristic protected by federal, state, or local law), and claims for violation of any federal, state, local, or other governmental law, statute, regulation, or ordinance. Neither the Company nor the Employee may pursue or participate in any claim against the other (i) as a class action or collective action; (ii) in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated; (iii) in the capacity of a class member in any action, proceeding or arbitration against any party to this agreement; or (iv) absent the written consent of all parties, on a consolidated basis. Arbitration shall be brought solely on an individual basis and not on a class, group, collective or representative basis, and the arbitrator in any arbitration under this Agreement has no power or authority to conduct the arbitration as a class or collective action or in a representative capacity. The arbitrator has the authority to award any type of relief or damages that could otherwise be awarded by a judge or jury to the Employee or the Company in their individual capacities. The arbitrator shall not, however, modify or disregard any provision of this Agreement. ARBITRATION AS PROVIDED IN THIS AGREEMENT SHALL BE THE EXCLUSIVE AND BINDING REMEDY AND WILL BE USED INSTEAD OF ANY COURT ACTION OR JURY TRIAL, WHICH IS HEREBY EXPRESSLY WAIVED; PROVIDED, HOWEVER, THAT THIS PROVISION TO ARBITRATE SHALL NOT APPLY TO ANY CLAIM FOR BREACH OF THE RESTRICTIVE COVENANTS, AS SET FORTH ABOVE IN SECTION 5, INCLUDING ANY REQUEST FOR INJUNCTIVE RELIEF TO ENFORCE COMPLIANCE WITH THE TERMS OF SECTION 5. EITHER PARTY MUST PROCEED EXCLUSIVELY IN COURT TO ENFORCE THE REQUIREMENTS OF SECTION 5. The Employee hereby consents to personal jurisdiction and exclusive venue in the United States District Court for the Southern District of New York, if such Court can exercise jurisdiction over the matter for any action brought by the Company seeking injunctive relief. In the event the foregoing Court lacks jurisdiction, the Employee consents to personal jurisdiction and exclusive venue in the Supreme Court of the State of New York, New York County. ALL CLAIMS CONCERNING THIS AGREEMENT FOR INJUNCTIVE RELIEF SHALL BE TRIED BY A JUDGE IN A NON-JURY TRIAL.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on May 4, 2026.

ANAVEX LIFE SCIENCES CORP.

By:	/s/Jiong Ma

Name:	Jiong Ma

Title:	Director

TERRIE KELLMEYER, PhD.

/s/Terrie Kellmeyer, PhD.

APPENDIX A

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made on May 4, 2026, by and between Anavex Life Sciences Corporation, a Nevada corporation (the “Company”), and Terrie Kellmeyer, PhD (the “Indemnitee”).

In consideration of the Indemnitee’s past and future services to or on behalf of the Company and to benefit the Company, the Company and the Indemnitee hereby agree as follows:

1.       DEFINITIONS. For the purposes of this Agreement: a) “Claim” means any threatened, pending or completed action, suit or proceeding, liability, claim, damage, judgment, cost or expense (including attorneys’ fees, expenses, bonds and costs of investigation) or any inquiry or investigation by a third party that leads to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. b) “Independent Counsel” means a law firm or member of a law firm that has not within the last five years represented the Company or the Indemnitee in a matter material to either or in a matter material to any other party to the action, suit or proceeding giving rise to the Indemnitee’s claim for indemnification under this Agreement. Independent Counsel shall not include any member of a law firm who would have a conflict of interest under applicable standards of professional conduct in representing the Company or the Indemnitee in an action hereunder. Such Independent Counsel shall be chosen by the Indemnitee and approved by the Board of Directors of the Company (the “Board of Directors”) which approval shall not be unreasonably withheld. c) “Reviewing Party” means (1) the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by Independent Counsel in a written opinion, or (3) by the shareholders of the Company.

2.       INDEMNITY. Subject to Sections 8 and 9 hereof, the Company agrees to indemnify and hold the Indemnitee harmless, to the fullest extent permitted by law, including, but not limited to, the extent and in the manner herein provided, from and against any and all Claims of any type arising from or related to her past or future acts or omissions as a director, officer or employee of the Company and/or its subsidiaries (which term shall mean any entities of which the Company owns directly, or through any such subsidiaries, at least 50% of the voting stock (hereinafter referred to as “Subsidiaries”)), as applicable. This indemnity shall extend to all matters except to the extent applicable law prohibits indemnification.

3.       JUDGMENTS. Subject to Sections 8 and 9 hereof, the Company agrees to promptly pay on behalf of the Indemnitee any and all judgments related to any Claim against the Indemnitee for damages arising from acts or omissions as a director, officer or employee of the Company and/or its Subsidiaries when any such judgment becomes final and subject to execution against the Indemnitee, to the full extent allowable under applicable law.

4.       APPEAL BONDS. Subject to Sections 8 and 9 hereof, the Company shall pay the cost of, provide collateral for and cause to be timely and duly filed in court, appellate bonds to prevent execution of judgment against the Indemnitee during the pendency of appeals as the Indemnitee may reasonably initiate, to the full extent allowable under applicable law.

5.       COST OF DEFENSE. Subject to Sections 8 and 9 hereof, the Company shall promptly pay the reasonable cost of the defense of the Indemnitee against any and all Claims against her arising from the Indemnitee’s past or future acts or omissions as a director, officer or employee of the Company and/or its Subsidiaries when statements for legal services are delivered to the Company or the Indemnitee (including any required retainer amounts), to the full extent allowable under applicable law.

6.       FINES, COSTS, FEES. Subject to Sections 8 and 9 hereof, the Company shall promptly pay on the Indemnitee’s behalf any fines, court costs, legal fees or other charges assessed against her related to any Claim where allegations against the Indemnitee arise from her acts or omissions as a director, officer or employee of the Company and/or its Subsidiaries, to the full extent allowable under applicable law.

Appendix A - 1

7.       ADVANCE PAYMENT OF EXPENSES. Expenses incurred by the Indemnitee in connection with defending a Claim shall be paid by the Company as they are incurred and in advance of the final disposition of such Claim within twenty (20) days of receipt of an undertaking by the Indemnitee, in substantially the same form as Exhibit “A” hereto, to repay such amount if it is ultimately determined by a court of competent jurisdiction that she is not entitled to be indemnified by the Company. If the Company fails to advance any amounts required to be advanced under this Section 7 within twenty (20) days after receipt of an undertaking by the Indemnitee, the Indemnity may at any time thereafter bring suit against the Company for specific performance or to recover the unpaid amount. If successful in whole or in part, the Indemnitee shall also be entitled to be paid the expense of prosecuting such Claim.

8.       GENERAL RIGHT TO INDEMNIFICATION. Upon written demand by the Indemnitee for indemnification under the terms of this Agreement (unless otherwise ordered by a court or advanced pursuant to Section 7 hereof or advanced pursuant to applicable law, as the same may be amended from time to time (but, in the case of any such amendment with reference to events occurring prior to the effective date thereof, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment)), the Indemnitee shall be entitled to such indemnification unless the Reviewing Party determines within thirty (30) days of receiving Indemnitee’s written demand that the Indemnitee would not be permitted to be indemnified under applicable law or this Agreement. The Indemnitee and its counsel shall be given an opportunity to be heard and to present evidence on the Indemnitee’s behalf before the Reviewing Party. If the Reviewing Party determines that the Indemnitee is not entitled to indemnification, the Reviewing Party shall provide the Indemnitee, concurrently with its determination, a detailed written explanation setting forth its reasons. The failure to provide the Indemnitee with a detailed written explanation shall entitle the Indemnitee to a presumption that the Indemnitee has met the applicable standard of conduct and that the unfavorable determination was wrongful in any subsequent suit brought by either the Indemnity or the Company to determine whether the Indemnitee is entitled to indemnification.

9.       CERTAIN LIMITS TO INDEMNIFICATION. Notwithstanding any other provision of this Agreement, the Indemnitee shall not be entitled to indemnification if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnitee’s act or omission (i) is a criminal act by the Indemnitee or that the Indemnitee had no reasonable cause to believe it was lawful, or (ii) constitutes gross negligence, fraud or willful misconduct by the Indemnitee.

10.       RIGHT OF INDEMNITEE TO BRING SUIT.

a)       If there has been no determination by the Reviewing Party or if the Reviewing Party determines that the Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law or under this Agreement, the Indemnitee shall have the right to bring suit seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof (and the Indemnitee shall be entitled to any presumption specified in Section 8 hereof), and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and the Indemnitee.

b)       Neither the failure of the Company or the Reviewing Party to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth under applicable law, nor an actual determination by the Company or the Reviewing Party that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such an action brought by the Indemnitee, be a defense to the Claim.

c)       The Company shall pay all expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection with such judicial determination, to the extent the Indemnitee prevails in such proceeding.

Appendix A - 2

11.       INSURANCE. If a loss, payment or expense contemplated by this Agreement is paid by the Company and is also covered by collectible insurance, the Indemnitee shall cooperate with the Company to effect collection of all available insurance and through assignment, reimbursement to the Company or otherwise exercise all reasonable efforts to cause applicable insurance benefits to be paid to or on behalf of the Company, thus reducing the Company’s payments under this Agreement.

12.       LAW, CONSTRUCTION, ARBITRATION. This Agreement is to be liberally construed to provide the Indemnitee with the broadest indemnity permitted by applicable law and ambiguities in the terms of this Agreement, if any, choice of law, or construction of laws are to be resolved in the Indemnitee’s favor. The Indemnitee shall be entitled to the benefits of all changes in law, whether effected by statute, regulation, rule, judicial decision or otherwise, which in any way expand her right to be indemnified by the Company or to have the Company advance her expenses. The laws of the State of California shall apply.

13.       OTHER MEANS OF INDEMNITY. The Company acknowledges that the benefits to the Indemnitee of this Agreement are not exclusive and that the Indemnitee retains all rights of indemnity or repayment from the Company that are available to her by applicable law, other agreements, the Articles of Incorporation and By-Laws of the Company and/or its Subsidiaries or by vote of the Board of Directors or shareholders of the Company.

14.       SUBROGATION. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company to bring suit to enforce such rights.

15.       NO DUPLICATION OF PAYMENTS. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy or otherwise).

16.       TERM. This Agreement shall remain in full force and effect until terminated by the mutual consent of the parties in writing. Termination of the Indemnitee’s status as a director, officer or employee of the Company and/or its Subsidiaries does not terminate this Agreement. This Agreement shall inure to the benefit of the Indemnitee, her estate, heirs, and the personal representative (executor/administrator) of her estate.

17.       GOOD FAITH. If any dispute arises under this Agreement or any attack is made by any party related to the enforcement of this Agreement, it shall be conclusively presumed that the Indemnitee acted in good faith in executing this Agreement and for the best interest of the Company. The Company acknowledges that it is fully informed of all decisions and votes made by the Indemnitee in the past, if any, and recognizes its right to keep itself informed in the future.

18.       DEFENSE. If any Claim is threatened or commenced against the Indemnitee other than by or on behalf of the Company, she shall notify the Company in writing. Her failure to do so or to do so promptly, however, shall not diminish her rights under this Agreement except to the extent the Company demonstrates by clear and convincing evidence that her failure caused it actual damage. The Company may assume the defense of the Claim, but only if it pays all costs and expenses of defense, acknowledges to the Indemnitee in writing that it is obligated to indemnify her with respect to the Claim, and permits her to select defense counsel. Any counsel the Indemnitee selects shall be reasonably satisfactory to the Company. If the Company assumes the defense, the Indemnitee shall cooperate with the Company in that defense if it pays her costs and expenses of doing so. The Company shall not settle any Claim in any manner which would impose a penalty, liability or limitation on the Indemnitee unless the Indemnitee is indemnified hereunder.

19.       SEVERABILITY. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (including portions of any paragraph of this Agreement containing an invalid, illegal or unenforceable provision) shall not be impaired. To the extent practicable, any invalid, illegal or unenforceable provision of this Agreement shall be deemed modified as necessary to comply with all applicable laws.

20.       AMENDMENTS AND WAIVERS. No amendment of this Agreement shall be binding unless the amendment is written and executed by both parties. Any waiver of a provision of this Agreement shall not constitute a waiver of any other provision.

21.       SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Appendix A - 3

IN WITNESS WHEREOF, the parties hereto have caused this Indemnification Agreement to be duly executed as of the date first above written.

By: Anavex Life Sciences Corporation

/s/Jiong Ma	/s/Terrie Kellmeyer
Name: Jiong Ma	Name: Terrie Kellmeyer, PhD
Title: Director

Appendix A - 4

EXHIBIT “A”

UNDERTAKING

WHEREAS, the undersigned is a defendant in an action brought in (insert name and location of court) entitled (insert name and number of action) (the “Action”); and

WHEREAS, the Board of Directors of ______________________, a __________________ corporation (the “Corporation”), has authorized, subject to receipt by the Corporation of an appropriate undertaking, the payment by the Corporation in advance of the final disposition of the Action of expenses (including, without limitation, attorneys’ fees) reasonably incurred by the undersigned in defending the Action; and

WHEREAS, any amounts paid to or on behalf of the undersigned in advance of the final disposition of the Action by the Corporation for expenses (including, without limitation, attorneys’ fees) reasonably incurred in defending the Action shall be paid without prejudice to any rights to which the Corporation or the undersigned may otherwise be entitled;

NOW, THEREFORE, the undersigned does hereby undertake to repay to the Corporation any amounts heretofore or hereafter paid by the Corporation to or on behalf of the undersigned in advance of the final disposition of the Action for expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred in defending the Action, if it shall ultimately be determined that the undersigned is not entitled to be indemnified by the Corporation pursuant to applicable law or the Corporation’s By-Laws.

Dated: _______________________________

Appendix A